                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-68144

                             DATED SEPTEMBER 4, 2001

                                   PROSPECTUS

                                  50,000 Shares

                              ESCALON MEDICAL CORP.
                                  Common Stock

         This prospectus relates to up to 50,000 shares of our common stock that may be sold from time to time by the selling stockholder named in this prospectus, or by pledges, donees, transferees or other successors in interest to the selling stockholder, at public or private sale at prevailing market prices, prices related to prevailing market prices, negotiated prices or fixed prices (and, in the case of sales through brokers, upon payment of normal brokerage commissions). The selling stockholder acquired these shares in a private transaction. See "Selling Stockholder." Escalon is not selling any shares in this offering and will not receive any of the proceeds from the sale of the shares offered under this prospectus by the selling stockholder.

         Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "ESMC." The last reported sale price of the common stock on the Nasdaq SmallCap Market on August 21, 2001 was $ 1.95 per share.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 1 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SECURITIES BEING OFFERED BY THIS PROSPECTUS.

         This prospectus does not constitute an offer to sell securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

         No person has been authorized by the Company to give any information or to make any representations, other than as contained in this prospectus, and, if given or made, such information or representations must not be relied upon. Neither delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                The date of this prospectus is September 4, 2001.

                                TABLE OF CONTENTS

                                                                            PAGE
RISK FACTORS............................................................       1
INFORMATION ABOUT ESCALON...............................................       8
SELLING STOCKHOLDER.....................................................       8
PLAN OF DISTRIBUTION....................................................       9
USE OF PROCEEDS.........................................................      10
LEGAL MATTERS...........................................................      10
EXPERTS.................................................................      11
WHERE YOU CAN FIND MORE INFORMATION.....................................      11
INCORPORATION BY REFERENCE..............................................      11

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. These statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "intends," "plans" or "anticipates," or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed below under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in shares of our common stock.

WE HAVE SUSTAINED LOSSES IN THE PAST AND MAY CONTINUE TO DO SO.

         We have incurred substantial losses that have depleted our cash and reduced our stockholders' equity to an accumulated deficit of $40,187,843 at March 31, 2001. Although we are currently generating positive cash flow from our operations, we cannot assure you that we will continue to do so. Our cash resources are limited. Working capital at March 31, 2001 amounted to $(3,306,403), because our credit facility of approximately 4,800,000 is classified as a current liability.

         If revenue from sales or royalties or new funds from debt or equity instruments or strategic alliances are insufficient to maintain the current and planned expenditure rate, it will be necessary to curtail our operations until we implement an appropriate solution. See "Risk Factors - There is no assurance future capital will be available to us; additional capital will dilute the holdings of our stockholders."

THERE IS NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE TO US; ADDITIONAL CAPITAL WILL DILUTE THE HOLDINGS OF OUR STOCKHOLDERS.

         We will require additional capital to maintain the current and planned expenditure rate. We cannot assure that additional financing may be available, or if available, that it will be available on terms favorable to our stockholders. If funds are not available to satisfy our short-term and long-operating requirements, we may limit our operations until an appropriate solution is implemented, suspend our operations in their entirety or, under certain circumstances, seek protection from creditors.


         Our stockholders have no preemptive rights. If we:

         - commence a subsequent public or private offering of common stock, convertible debt or preferred stock; or

         - issue securities upon exercise of warrants to consultants or other parties providing goods or services to us in lieu of or in addition to cash consideration,

any stockholders who do not participate in any future stock issuance, will experience dilution of their equity investment. At this time, we cannot determine the potential dilution to our stockholders.

OUR PRODUCTS ARE SUBJECT TO STRINGENT ONGOING REGULATION BY THE FDA AND SIMILAR HEALTH AUTHORITIES, AND IF THE FDA'S APPROVALS OR CLEARANCES OF OUR PRODUCTS ARE RESTRICTED OR REVOKED WE COULD FACE DELAYS THAT WOULD IMPAIR OUR ABILITY TO GENERATE FUNDS FROM OPERATIONS.

         The FDA and similar health authorities in foreign countries extensively regulate our activities. We must obtain either 510(k) clearances or pre-market approvals and new drug application approvals prior to marketing a product in the United States. Foreign regulation also requires that we obtain other approvals from foreign government agencies prior to the sale of products in those countries. Also, we may be required to obtain FDA approval before exporting a product or device that has not received FDA marketing clearance or approval.

         We have received the necessary FDA approvals for all of our products that we currently market. Any restrictions on or revocation of the FDA approvals and clearances that we have obtained, however, would prevent the continued marketing of the impacted products and other devices. These restrictions or revocations could result from the discovery of previously unknown problems with the product. Consequently, FDA revocation would impair our ability to generate funds from operations.

         The FDA and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the manufacturing and marketing of pharmaceutical and medical device equipment and related disposable, including the obligation to adhere to the FDA's Good Manufacturing Practice regulations. Compliance with these regulations require time-consuming detailed validation of manufacturing and quality control processes, FDA periodic inspections and other procedures. If the FDA finds any deficiencies in the validation processes, for example, the FDA may impose restrictions on marketing the affected until such deficiencies are corrected.

         We have received CE (European Community) Mark of approval on several of our products that allow us to sell the products in the countries comprising the European Community. In addition to the CE Mark, however, some foreign countries may require separate individual foreign regulatory clearances. We cannot assure that we will be able to obtain regulatory clearances for other products in the United States or foreign markets.

         The process for obtaining regulatory clearances and approvals and underlying clinical studies for any new products or devices and for multiple indications for existing products is lengthy and will require substantial commitments of our financial resources and our management's time and effort. Any delay in obtaining clearances or approvals or any change in existing regulatory requirements would materially adversely affect our business.

         Our failure to comply with applicable regulations would subject us to fines, delays or suspensions of approvals or clearances, seizures or recalls of products, operating restrictions, injunctions or civil or criminal penalties, which would affect adversely our business, financial condition and results of operations.

MARKET ACCEPTANCE OF OUR PRODUCTS IS UNCLEAR.

         Our business and financial condition will depend upon the market acceptance of our products. We cannot assure you that our products will achieve market acceptance. Market acceptance depends upon a number of factors:

         -    the cost to produce the products;

         -    the receipt of regulatory approvals for multiple indications;

         - the establishment and demonstration of the clinical safety and efficacy of our products; and

         - the advantages of our products over those marketed by our competitors.


         Any failure to achieve significant market acceptance of our products will have a material adverse effect on our business.

OUR PRODUCTS EMPLOY PROPRIETARY TECHNOLOGY, AND THIS TECHNOLOGY MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

         We hold or have rights to several United States and foreign patents for our products. Other parties, however, hold patents relating to similar products and technologies. We believe that we are not infringing on any patents held by others. However, if patents held by others were adjudged valid and interpreted broadly in an adversarial proceeding, the court or agency could deem them to cover one or more aspects of our products or other procedures. Any claims for patent infringement or claims by us for patent enforcement would consume time, result in costly litigation, divert technical and management personnel or require us to develop non-infringing technology or enter into royalty or licensing agreements. We cannot be certain that we will not be subject to one or more claims for patent infringement, that we would prevail in any such action or that our patents will afford protection against competitors with similar technology.

         If a court determines that any of our products, particularly our ultrasound diagnostic systems, infringes, directly or indirectly, a patent in a particular market, the court may enjoin us from making, using and selling the product. Furthermore, we may be required to pay damages or obtain a royalty-bearing license, if available, on acceptable terms.


CONTINUING LITIGATION COULD ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL
CONDITION.

         A lawsuit, to which we are no longer a party, asserts claims under
Section 10(b) of the Securities Exchange Act of 1934 and common law against us, named officers and directors. In an effort to curtail its legal expenses related to this litigation, while continuing to deny any wrongdoing, we reached an agreement, subject to final court approval, to settle this action on our behalf and on behalf of our former officers and directors. Our directors and officers insurance carrier has agreed to fund a significant portion of the settlement amount. Should the settlement not be approved by the court, we will continue to incur significant legal expenses related to this litigation.


LACK OF AVAILABILITY OF KEY SYSTEM COMPONENTS COULD RESULT IN DELAYS, INCREASED COSTS OR COSTLY REDESIGN OF OUR PRODUCT.

         Although some of the parts and components used to manufacture our products are available from multiple sources, we currently purchase most of our components from single sources in an effort to obtain volume discounts. Lack of availability of any of these parts and components could result in production delays, increased costs, or costly redesign of our products. We continually evaluate ways to minimize any impact to our business from any potential part or component shortage through inventory stockpiling and design changes to afford opportunities for multiple sources of supply for these essential components. Any loss of availability of an essential component could result in a material adverse change to our business, financial condition and results of operations. Some of our suppliers are also subject to the FDA's Good Manufacturing Practice regulations. Failure of these suppliers to comply with these regulations could result in the delay or limitation of the supply of parts or components to us, which would adversely affect our financial condition and results of operations.

THE SUCCESS OF COMPETITIVE PRODUCTS COULD HAVE AN ADVERSE EFFECT ON OUR
BUSINESS.

         We face intense competition in the medical device and pharmaceutical markets, which are characterized by rapidly changing technology, short product life cycles, cyclical oversupply and rapid price erosion. Many of our competitors have substantially greater financial, technical, marketing, distribution and other resources. Our ability to compete depends on:

         -    the use rate of our products by our customers;

         - the receipt and maintenance of required regulatory approvals from the FDA and other regulatory agencies;

         -    our ability to protect our intellectual property; and

         -    general market and economic conditions.


         We cannot assure you that we will be able to compete effectively in this competitive environment.

OUR MANUFACTURING CAPACITY MAY BE ADVERSELY AFFECTED BY LIMITATIONS IN RETAINING AND ATTRACTING QUALIFIED WORKERS AND THE SIZE OF OUR FACILITIES.

         Our work force is comprised of skilled workers who have acquired various skills employed in our manufacturing. These employees are sought after in the intense competition in the medical device and pharmaceutical manufacturing markets. Several of our employee have enjoyed long careers within our Company, but there is no guarantee such employees will remain with us in the future.

OUR ABILITY TO MARKET AND SELL OUR PRODUCTS MAY BE ADVERSELY AFFECTED BY LIMITATIONS ON REIMBURSEMENTS BY GOVERNMENT PROGRAMS, PRIVATE INSURANCE PLANS AND OTHER THIRD PARTY PAYORS.

         Our customers bill various third party payors, including government programs and private insurance plans, for the health care services provided to their patients. Third party payors may reimburse the customer, usually at a fixed rate based on the procedure performed, or may deny reimbursement if they determine that the use of our products was elective, unnecessary, inappropriate, not cost-effective, experimental or used for a non-approved indication. Third party payors may deny reimbursement notwithstanding FDA approval or clearance of a product and may challenge the prices charged for the medical products and services. Our ability to sell our products on a profitable basis may be adversely impacted by denials of reimbursement or limitations on reimbursement, compared with reimbursement available for competitive products and procedures. New legislation that further reduces reimbursements under the capital cost pass-through system utilized in connection with the Medicare program could also adversely affect the marketing of our products.

FUTURE LEGISLATION OR CHANGES IN GOVERNMENT PROGRAMS MAY ADVERSELY AFFECT THE MARKET FOR OUR PRODUCTS.

         In the past several years, the federal government and Congress have made proposals to change aspects of the delivery and financing of health care services. We cannot predict what form any future legislation may take or its effect on our business. Legislation that sets price limits and utilization controls may adversely affect the rate of growth of ophthalmic and vascular access product markets. If any future health care legislation were to adversely impact those markets, our product marketing could also suffer, which could adversely impact our business.

WE MAY BECOME INVOLVED IN PRODUCT LIABILITY LITIGATION, WHICH MAY SUBJECT US TO LIABILITY AND DIVERT MANAGEMENT ATTENTION.

         The testing and marketing of our ophthalmology products, vascular access products and pharmaceutical products entail an inherent risk of product liability, resulting in claims based upon injuries or alleged injuries associated with a defect in the product's performance. Some of these injuries may not become evident for a number of years. Although we are not currently involved in any product liability litigation, we may be a party to litigation in the future as a result of an alleged claim. Litigation, regardless of the merits of the claim or outcome, could consume a great deal of our time and money and would divert management time and attention away from our core business. We maintain product liability insurance coverage, including $2,000,000 in commercial general liability protection and a $5,000,000 umbrella excess liability protection policy. A successful product liability claim in excess of any insurance coverage may adversely impact our financial condition and results of operations. We cannot assure you that product liability insurance coverage will continue to be available to us in the future on reasonable terms or at all.

WE ARE DEPENDENT ON OUR MANAGEMENT AND KEY PERSONNEL TO SUCCEED.

         Our principal executive officers and technical personnel have extensive experience with our products, our research and development efforts, the development of marketing and sales programs and the necessary support services to be provided to our customers. Also, we compete with other companies, universities, research entities and other organizations to attract and retain qualified personnel. The loss of the services of any of our executive officers or other technical personnel, or our failure to attract and retain other skilled and experienced personnel, could have a material adverse effect on our ability to manufacture, sell and market our products.

WE HAVE NOT PAID CASH DIVIDENDS.

         We have not paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

OUR QUARTERLY RESULTS FLUCTUATE FROM QUARTER TO QUARTER.

         We have experienced quarterly fluctuations in operating results and anticipate continued fluctuations in the future. A number of factors contribute to these fluctuations:

         -    changes in the mix of products sold;

         - the timing and expense of new product introductions by us or our competitors;

         -    the cancellation or delays in the purchase of our products;

         -    the gain or loss of significant customers;

         -    fluctuations in customer demand for our products; and

         -    competitive pressures on prices at which we can sell our products.

         We set spending levels in advance of each quarter based, in part, on our expectations of product orders and shipments during that quarter. A shortfall in revenue, therefore, in any particular quarter as compared to our plan could have a material adverse effect on our results of operations and cash flows.

OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER.

         Certain provisions of Delaware law and our By-laws could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Our Board of Directors is divided into three classes, with directors in each class elected for three-year terms. The By-laws impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. Our Board of Directors may issue shares of preferred stock without stockholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company has no current plans to issue any shares of preferred stock.

                            INFORMATION ABOUT ESCALON

         We operate in the health care market specializing in the development, manufacture, marketing and distribution of ophthalmic medical devices, pharmaceutical and vascular access products.

         In February 1996, we acquired substantially all of the assets and certain liabilities of Escalon Ophthalmics, Inc., a developer and distributor of ophthalmic surgical products. Prior to this acquisition, we devoted substantially all of our resources to research and development of ultrafast laser systems designed for treatment of ophthalmic disorders. As a result of the acquisition of Escalon Ophthalmics, we changed our market focus and are no longer developing laser technology. In October 1997, we licensed our intellectual laser properties to a newly formed company, IntraLase Corporation, in return for an equity interest and future royalties on product sales. IntraLase has the responsibility of funding and developing laser technology.

         In January 1999, we acquired the vascular access product line from Radiance Medical Systems, Inc. The vascular access products use doppler technology to aid medical personnel in locating arteries and veins. Currently, this product line concentrates on the cardiac catheterization market. We considered this acquisition the first step in a plan to diversity our line of niche medical products. In January 2000, we purchased Sonomed, Inc., a privately held manufacturer of ophthalmic ultrasound diagnostic equipment. In April 2000, we established our wholly owned subsidiary, Escalon Digital Vision, Inc., which entered into a joint venture with MegaVision to develop and market a digital camera back for ophthalmic photography.

         We initially were incorporated in California in 1987 and reincorporated in Delaware in 1999. Our principal executive offices are located at 351 East Conestoga Road, Wayne, Pennsylvania 19087, and our telephone number is (610) 688-6830.

                               SELLING STOCKHOLDER

         The shares covered by this prospectus may be offered by the selling stockholder from time to time. The selling stockholder is Radiance Medical Systems, Inc.

         On January 21, 1999, we acquired the assets of the vascular access product line of Radiance for a purchase price of $2,104,442.19 in cash. We also agreed to pay royalties to Radiance based on future sales of products of the vascular access business for a period of five years after the closing of the acquisition, with a guaranteed minimum royalty of $300,000 per year.

         In February 2001, we renegotiated our agreement with Radiance. Pursuant to an amendment to the agreement, our obligation to make the remaining minimum royalty payments terminated, and we (1) paid Radiance $17,558 in cash, (2) delivered to Radiance a short-term note in the amount of $64,884, with interest at the prime rate plus 1%, with interest only payable quarterly beginning on May 31, 2001 and the principal and interest payable in full on January 15,

2002, (3) delivered to Radiance a term note in the amount of $717,558, with interest at the prime rate plus 1%, with interest only payable quarterly beginning on May 31, 2001 through January 15, 2002 and principal and interest payable in eleven quarterly installments beginning on April 15, 2002, and (4) issued to Radiance 50,000 shares of our common stock valued at $100,000. We also agreed to use our best efforts to register for resale the 50,000 shares of our common stock issued to Radiance pursuant to the amendment on Form S-3 under the Securities Act of 1933. We have filed the Registration Statement to register the shares and fulfill our obligations to Radiance.

         The selling stockholder has not had any material relationship within the past three years with the Company or any of its predecessors or affiliates, except for the transactions described in the preceding paragraphs and except that Jeffrey O'Donnell, a director of the Company since 1999, formerly served as president of Radiance from 1997 to 1999 and currently still serves as a director of Radiance.

         The 50,000 shares of our common stock issued under the amendment are the only shares of our common stock owned by the selling stockholder. These shares constitute less than 1% of our outstanding common stock. All of these shares may be offered under this prospectus.

         Pledgees, donees or transferees of or other successors in interest to the selling stockholder, if any, will be identified in a supplement to this prospectus. If the number of shares of common stock transferred is material, the new holders of the shares transferred will also be identified in a post-effective amendment to the Registration Statement.

         This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration that results in an increase in the number of outstanding shares of our common stock.

                              PLAN OF DISTRIBUTION

         We have been advised that the distribution of the shares by the selling stockholder, or by pledgees, donees or transferees of or other successors in interest to the selling stockholder, may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq SmallCap Market or such other exchange or market in which our common stock may from time to time be trading, in negotiated transactions or in a combination of any such transactions. These transactions may be effected by the selling stockholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholder may effect these transactions by selling shares to or through broker-dealers, including purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus. These broker-dealers will receive compensation in the form of discounts or commissions from the selling stockholder and may receive commissions from the purchasers of shares for whom such broker-dealers may act as agents (which discounts or commissions from the selling stockholder or the purchasers, if in excess of those customary for the types of transactions involved, will be disclosed in a supplemental prospectus). This prospectus may also be used by transferees of the selling stockholder, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of common stock. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds of this offering.

         Any broker-dealer that participates with the selling stockholder in the distribution of the shares may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any commissions or discounts received by such broker-dealer and any profit on the resale of shares by such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We know of no existing arrangements between the selling stockholder and any underwriter, broker-dealer or other agent relating to the sale or distribution of the shares. No underwriter, broker-dealer or agent has been engaged by us in connection with the distribution of the shares.

         In connection with sales of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholder may also sell common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell such securities.

         The respective costs and expenses of the registration of the shares, except for underwriting or selling discounts or commissions, will be paid by Escalon pursuant to the February 2001 amendment. These costs and expenses borne by us will include, without limitation, all registration and filing fees, legal and accounting fees, printing expenses and costs of special audits incident to or required by the registration of the shares. The selling stockholder will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act of 1933.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the resale of the shares offered under the prospectus by the selling stockholder.

                                  LEGAL MATTERS

         The validity of the issuance of the shares offered under the prospectus has been passed upon for Escalon by Duane Morris, Philadelphia, Pennsylvania. Attorneys of Duane Morris who have recently provided substantive legal services to Escalon owned 51,063 shares of our common stock as of July 12, 2001.

                                     EXPERTS

         The financial statements appearing in our Annual Report on Form 10-K for the year ended June 30, 2000, have been audited by Parente Randolph LLC, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statement, and other information with the SEC. Such reports, proxy statement, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring to you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with the SEC after the date of this prospectus and until this offering is completed will automatically update and supersede the information contained in this prospectus.

         We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

         (a) Our Annual Report on Form 10-K for the fiscal year ended June 30, 2000;

         (b) Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000;

         (c) Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000;

         (d) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

         (e) Our Current Report on Form 8-K dated January 19, 2000 as amended on March 21, 2000 and June 22, 2000;

         (f) The Definitive Proxy Statement filed under Section 14 of the Exchange Act in connection with the stockholders meeting held on November 21, 2001; and

         (g) The description of our common stock set forth under the caption "Approval of the Reincorporation of the Company from California to Delaware" in the Company's proxy statement filed with the SEC pursuant to Section 14(a) of the Exchange Act on October 12, 1999.

         All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement and any statement contained in this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in any subsequently filed document that is deemed to be incorporated by reference modifies or supersedes such statement.

         We will provide without charge to each person to whom this prospectus is delivered, upon the request of such person, a copy of any or all of the documents incorporated in this prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Such requests should be addressed to: Richard J. DePiano, Chairman and Chief Executive Officer, Escalon Medical Corp., 351 East Conestoga Road, Wayne, PA 19087, (610) 688-6830.